Exhibit 99.2

CORPORATE PARTICIPANTS

Scott Young Flexion Therapeutics, Inc.—Senior Director for Corporate Communications and IR

Michael Clayman Flexion Therapeutics, Inc.—CEO

Dan Deardorf Flexion Therapeutics, Inc.—SVP of Commercial Operations

Fred Driscoll Flexion Therapeutics, Inc.

CONFERENCE CALL PARTICIPANTS

Patrick Trucchio Wells Fargo Securities—Analyst

Randall Stanicky RBC Capital Markets—Analyst

Gary Nachman BMO Capital Markets—Analyst

Elliot Wilbur Raymond James—Analyst

Brennan Long Janney—Analyst

Chiara Russo Cantor Fitzgerald & Co.—Analyst

PRESENTATION

Operator

Welcome to the Flexion First Quarter Financial Results Conference Call.

(Operator Instructions)

I’ll now turn the call over to The Company.

Scott Young —Flexion Therapeutics, Inc.—Senior Director for Corporate Communications and IR

This is Scott Young, Senior Director for Corporate Communications and Investor Relations. Thank you for joining today’s conference call.

Both the earnings release we issued this afternoon and an archive of this conference call can be found on the Company’s Web Site at flexiontherapeutics.com.

Today’s call will be led by Flexion’s Chief Executive Officer, Dr. Michael Clayman. He is joined by Senior Vice President of Commercial Operations, Dan Deardorf and Fred Driscoll.

Before we begin, I need to remind you that we will be making forward-looking statements during this teleconference that include financial, clinical, and regulatory projections.

Statements relating to future financial or business performance, conditions or strategies or other financial and business matters, including expectations regarding operating expenses, cash utilization, clinical and regulatory and commercial developments and anticipated milestones, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

Flexion cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which could change over time. Further information on the factors and risks that could affect Flexion’s business, financial conditions and the results of operations are contained in Flexion’s filings with the SEC, which are available at www.sec.gov as well as Flexion’s Web Site.

These forward-looking statements speak only as of the date of this call and Flexion assumes no duty to update such statements.

I will now turn the call over to Flexion’s CEO, Mike Clayman.

Michael Clayman —Flexion Therapeutics, Inc.—CEO

I’d like to thank you all for joining our Q1 financial and operating results conference call. Today we will provide an overview of our recent business highlights followed by a short summary of the Q1 financial results. After that, we will open the line and take your questions.

To start, I would like to emphasize just how much the energy and excitement is building within Flexion. With the PDUFA date now less than six months away, you can feel the pulse of the organization increasing in preparation for the potential approval and launch of Zilretta.

Throughout Q1 our teams were busy on all fronts and I’ll share more about those activities in today’s call, but let me begin by first recapping the convertible debt offering we completed last week. As we announced in our press release on April 25th, we initiated a private offering of $125 million of convertible senior notes.

As a result of the high demand for the notes including a substantial number of blue chip investors, we made the decision to upsize the offering to one $175 million with an over-allotment option on an additional $26 million. Upon the offering’s closing on May 2, the over-allotment option was fully exercised, resulting in a total deal size of approximately $210 million gross and $195 million net.

With the proceeds from this offering, we believe we now have capital to take us well into 2019, more than one year after the anticipated launch of Zilretta.

Moving to our clinical activities, we have seen strong enrollment in our open label Phase III study investigating the safety of repeat administration of Zilretta in patients with symptomatic OA of the knee.

Participants in this trial receive an initial intra-articular injection of Zilretta on Day 1, and they are re-evaluated at weeks 12, 16, 20 and 24 for a possible second dose. Participants who receive a second injection of the Zilretta are followed for a total of 52 weeks after the initial injection regardless of when the second injection is administered.

The focus of this study is safety including radiographic evaluation at baseline and at week 52. In addition the efficacy measures will be collected throughout the study. Taken together the data from this repeat dose trial have the potential to provide important insights into how patients respond to Zilretta in a real world environment. We anticipate that the trial will be fully enrolled in the second half of this year and we expect it to read out in the second half of 2018.

With respect to Zilretta clinical data, last week two posters were presented at the Osteoarthritis Research Society International, or OARSI, World Congress. In the first poster we reported on a post hoc analysis of pooled data from three Phase II and three randomized trials, which individually demonstrated statistically significant reductions in weekly mean scores of average daily pain or ADP.

Data from 798 patients were analyzed to more fully characterize the efficacy of Zilretta using several established assessments including the OMERACT-OARSI strict responder definition, which requires at least a 50% relative and 20 point absolute on a scale of zero to 100 improvement in WOMAC A pain or WOMAC C function. In addition, the proportions of patients reporting moderate (at least 30%) and substantial (at least 50%) improvement in WOMAC A pain; and also, the clinical relevance of pain relief and functional improvement as determined by the minimal clinically important improvement, or MCII, threshold values established by the American Academy of Orthopedic Surgeons.

The analysis demonstrated that Zilretta was associated with clinically relevant improvements in these WOMAC-based assessments of pain and function compared with saline placebo through week 12, and triamcinolone acetonide crystalline suspension through weeks 8 and/or 12.

The second poster described results from a previously reported Phase II open label study which assessed the synovial fluid and systemic concentrations of triamcinolone acetonide following a single intra-articular injection of Zilretta. In that trial, 81 patients received a single injection of Zilretta, or the standard crystalline suspension of triamcinolone acetonide.

This study demonstrated that a single injection of Zilretta resulted in a sustained presence in the joint and slow rumination into systemic circulation in patients with knee OA. The authors concluded that microsphere based delivery of triamcinolone acetonide via intra-articular administration prolongs residency of triamcinolone acetonide and diminishes both peak plasma concentrations and total systemic exposure.

We believe Zilretta’s ability to persist locally in the joint with reduced total systemic exposure could be particularly important for patients with type 2 diabetes, who are susceptible to elevations in blood glucose levels following immediate release steroid injections.

We have previously discussed the top line results from our Phase II trial of Zilretta in patients with type 2 diabetes,and we will be presenting the full data at a major medical meeting this summer. We will, of course, issue a press release with the data as soon as the embargo on the presentation is lifted.

Looking at developments on our intellectual property landscape, in April we announced that the U.S. Patent and Trademark Office issued two new patents, which further strengthened the IP protecting Zilretta through 2031. The patents include additional claims related to methods of use, and methods of manufacturing and a further bolster of the strong IP we have surrounding Zilretta.

Regarding our preparations for the potential approval and subsequent launch of the Zilretta, throughout the first quarter of 2017 we continued to build our commercial infrastructure. We have already hired most of our first level regional sales directors and they are already at work developing specific plans for their territories and future teams.

As we’ve previously stated, we believe we can effectively penetrate the market with a sales force of approximately 100 field representatives, and we will extend offers on a contingent basis pending regulatory approval. Assuming a positive decision from the FDA, we plan to quickly hire and onboard those reps to support the anticipated launch of Zilretta in Q4.

With respect to our executive leadership, in April we announced the appointment of Yamo Deniz as Chief Medical Officer. Yamo is an industry veteran who brings extensive experience leading medical affairs and clinical development teams at major biotechnology and pharmaceutical companies.

Prior to joining Flexion Yamo served as Vice President and Global Head of Medical for Rare Diseases at Sanofi-Genzyme. Previously he held positions as Chief Medical Officer, Global Head of Medical & Pharmacovigilance and as Vice President and Global Head of Development at GE Healthcare Medical Diagnostics.

And prior to that, Yamo spent almost ten years at Roche Genentech, in positions of increasing responsibility in the clinical development organization. His extensive background will be invaluable to us, as we expand Flexion into a fully integrated pharmaceutical company. In addition to his deep industry expertise Yamo is a great fit for our culture, and he exemplifies the team based approach and entrepreneurial spirit that is so important here.

With Yamo’s appointment Neil Bodick our Co-Founder assumed the role of Chief Scientific Officer. In this new capacity Neil has responsibility for building Flexion’s pipeline of new drug candidates, with a focus on locally applied medicines for musculoskeletal disease. This includes leading discovery research activities, assessing new applications for the Company’s proprietary formulation technologies and the assessment of external in-licensing opportunities. Under Neil’s direction, we are confident that by the end of this year, we will add at least one to two high quality candidates to the portfolio.

And before we turn to the financials I would like to say how proud we were to be named one of the 2017 best places to work by The Boston Business Journal. I believe that great talent attracts great talent and our most important asset is undoubtedly our people. We work incredibly hard to make Flexion a special place. And it was very gratifying to receive that honor from the BBJ.

At this point I will turn the call over to the hardest working retiree in Boston, Fred Driscoll, for a summary of our financial performance in Q1. As we announced at the full year results, Fred has officially retired from Flexion but he graciously continues to assist us while we conduct our search for his successor. Fred was absolutely instrumental in the recent offering and it is fitting that he joins us for this call.

So with that I turn it over to Fred.

Fred Driscoll —Flexion Therapeutics, Inc.

The Company reported a net loss of $23.9 million for the first quarter of 2017, compared to a net loss of $16.8 million for the same period in 2016. Research and development costs were $10.8 million in the first quarter in 2017 compared to $12 million in the first quarter of 2016.

The reduction in R&D expenses year-over-year was due primarily to the clinical trial cost incurred last year associated with the Phase III Diabetes and synovial PK trials. General and administrative expenses increased to $13 million in the first quarter of 2017 as compared to $4.7 million for the same period in 2016 due primarily to cost associated with increased headcount and pre-launch expenses related to our commercial organization for the potential launch of Zilretta.

From a cash liquidity perspective, the Company has the strongest position in its history to build fully integrated pharmaceutical Company. As of March 31, 2017 we had approximately $188 million in cash, cash equivalents and marketable securities.

As Mike mentioned earlier in addition to our current cash balance we have added additional $195 million to our treasury from the recent convertible debt offering which in total will provide the required capital to launch Zilretta to build a robust pipeline.

As a matter of corporate practice, we do not provide financial guidance. However we expect expenses to increase over the next several years due to this significant ramp in costs associated with pre and post commercial launch activities for Zilretta, potential line-extension clinical trials for Zilretta, expenses and capital additions surrounding scale up activities in manufacturing and development activities associated with new additions to our pipeline.

With that, Operator, please open the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

David Maris with Wells Fargo Securities.

Patrick Trucchio —Wells Fargo Securities—Analyst

This is actually Patrick Trucchio on for David.

Can you tell us the pathway in terms of hiring plans from now until the potential approval in October? And if everything goes as expected, how soon after approval you would expect the launch timing for Zilretta to be?

Michael Clayman —Flexion Therapeutics, Inc.—CEO

I’ll start and probably turn it over to Dan just to add some color. But we’re at roughly 120 to 130 employees, now. We will contingently hire roughly 100 sales reps in advance of PDUFA date on a contingent basis.

And then, by the end of the year, we’re looking at an employee base all in of roughly 250 to 260 employees. And assuming an approval on our PDUFA date of October 6, or before, we fully intend to launch the product before the end of this year.

Operator

Randall Stanicky with RBC Capital Markets.

Randall Stanicky —RBC Capital Markets—Analyst

I just have two questions — one Mike and one for Dan. Mike, when do you expect to start labeling discussions? And then, would the diabetes data be expected to be a part of those discussions?

Michael Clayman —Flexion Therapeutics, Inc.—CEO

I think across the industry it’s reasonable to expect that roughly a month before the PDUFA date we’ll be in discussions with the agency on labeling. That’s — we don’t have any specific guidance from the agency on this, but that’s a reasonable expectation based on other approvals.

And we have submitted the full study report from the Diabetes Study to the NDA and we have proposed labeling language that references that data. And, yes, we believe that it is potentially important information to having on label, but as the FDA would say, that will be review discussion. So, they’ll come out in our labeling discussions.

Randall Stanicky —RBC Capital Markets—Analyst

And then, Dan, I have a question for you. As you think about, or do you have any qualitative or quantitative data as to how many injections per patient, for patients on Zilretta?

Presumably you’re going to have more patients using Zilretta than immediate release steroid, given that the efficacy data is clearly better and we’re just over one times per injection, per patient, per year currently. So I guess as we think about that revenue model just trying to understand how you’re thinking about that opportunity.

Dan Deardorf —Flexion Therapeutics, Inc.—SVP of Commercial Operations

Current IMS data for current steroids is about 1.5 treatments per year. Frankly I think we’ll need to see what happens in the marketplace with respect to when patients return to declare themselves ready for treatment.

I think an argument could be made that 1.5 treatments per year that we see with steroids now, is a lot of that is comprised of what I call the one and done patient. The patient who didn’t get a satisfactory response and never returned for a second one.

I think with a product like ours, which we believe will offer a better product profile and potentially a greater patient satisfaction, one could actually argue that that average per year could be higher than the 1.5 we see with current steroids now.

Beyond that, we don’t have any specific data that we’ve been able to glean from physicians about how they think about it and I think the repeat treatment study that we have ongoing now with some of the some of the endpoints we’re looking at there where we look at patients kind of re-declare themselves for a second treatment at three, four, five, six months or not at all.

I think it will start to give us some sense of what will happen in the real world, but that’s in front of us.

Operator

Gary Nachman with BMO.

Gary Nachman —BMO Capital Markets—Analyst

Mike, generally speaking, how have conversations been going so far with FDA regarding the NDA? Any surprises with the questions they’ve been asking? Sounds like you still feel good about a timely approval, any chance they would want to see the repeat dose data before approval?

Michael Clayman —Flexion Therapeutics, Inc.—CEO

Yes, I’ve just hit on a high level, Gary. We are having interactions with the FDA. The FDA is obviously clearly reviewing the application. They’re asking what I’ll call are clarifying questions and at this point we have not heard a question that causes us any concern.

And the likelihood of a repeat dose data request we think is low. And the reason we think it is low because this division spontaneously guided us to the part to the following — they said during an end of Phase II meeting that if they offered this spontaneously, if we were prepared to accept a label single administration they’d be happy to review data. Single administration data is a basis for approval.

And we thought that was interesting because that was not our original default position. When we took that under advisement and Dan did some market research with physicians to understand how important repeat dose data would be in terms of their usage and learned that, by and large, it was not going to be a significant determinant. We elected to embrace the opportunity and go forward.

So based on everything we know from the agency the fact that they spontaneously offered it to, and the fact that that information is in the minutes it would be. It would be quite surprising if the agency reverse their position on it which would be in the absence of any data that would otherwise be evident to us.

Gary Nachman —BMO Capital Markets—Analyst

And then, in terms of manufacturing you feeling all buttoned up there? Has the Patheon facility actually been inspected yet, or do you have a date for that?

Michael Clayman —Flexion Therapeutics, Inc.—CEO

We know it will be inspected; it’s ahead of us. We’re not going to guide to a date, but we’re feeling very good about the effort to prepare for the pre-approval inspection and we’re bringing in substantial Flexion resources to bear. We know that Patheon is liberating corporate resources to support the effort and I don’t think we could be any more prepared than it is humanly possible under the circumstances.

Gary Nachman —BMO Capital Markets—Analyst

And then with the additional funds from the convert, is there anything more that you’re considering doing in preparation for the launch from previous plans? Would you actually consider more reps or earlier DTC efforts?

And then as far the pipeline, would you consider being more aggressive building that out. Thanks.

Dan Deardorf —Flexion Therapeutics, Inc.—SVP of Commercial Operations

No, actually there are no differences because our mantra and our guiding principle from the beginning is to do this right, to leave no stone unturned. And so our original plans had us building this for the optimization of the launch.

That said, we learn little tweaks here and there as we do our work and we make those tweaks with respect to any significant shifts in where we would invest or how we would invest. We have not made any changes because we’ve built the plan that way to begin with—

Gary Nachman —BMO Capital Markets—Analyst

— direct to consumer, I know that was supposed to be farther off, but I mean it seems like this market could be ripe for it, is that something that you would consider doing sooner after the launch?

Dan Deardorf —Flexion Therapeutics, Inc.—SVP of Commercial Operations

Yes, I think that’s going to be a little of a game day call for us. What we want to do is we want to make sure that the physician community has appropriately accepted the product as we’re confident that they will.

And that there’s enough uptake and usage of the product so that when we quote unquote push the patient to the doctor, we know that they’ve got a great opportunity of actually receiving the product that they’re looking for.

Michael Clayman —Flexion Therapeutics, Inc.—CEO

No, not at all. And just so in terms of the pipeline, Gary we’re doing what we had intended to do all along, which is look for the best opportunities to create a critical mass of high quality shots on goal — all local therapies for musculoskeletal disease and in particular osteoarthritis, low back pain, bursitis and post-op pain.

We have internally maturing opportunities and we are actively looking at some very interesting external opportunities, and we do have the financial latitude. I think we would have had even without this convert to in-license obviously with some limitations.

But just to be clear, the driver for the convert was to ensure that we would have run sufficient to launch Zilretta, to support Zilretta and to ensure flawless execution of what we think is a compelling plan.

Zilretta is our Number 1, 2, and 3 priority but we are not losing sight of the fact that if our ultimate goal is to build a great Company — and it is — we have to have a pipeline to sustain ourselves. So that’s what we were working on.

Operator

Elliot Wilbur with Raymond James.

Elliot Wilbur —Raymond James—Analyst

First just want to say thanks to Fred for coming back out on stage for an encore, I didn’t get a chance to congratulate you on your retirement last call, and just to say thank you for everything, it’s been an honor and a pleasure.

First question for Mike. Assuming approval of Zilretta in October, how quickly would you look to move post-approval to initiate studies in alternative joints? And is it possible that you would pursue all the potential indications simultaneously?

Michael Clayman —Flexion Therapeutics, Inc.—CEO

We don’t have an exact timeline. Suffice to say that we are finalizing the lifecycle management plan in terms of clinical development and as soon as we have lines of sight on that we will have no hesitation to share that with the investor and analyst community.

So I think it’s premature to say exactly what we would be doing, I would suggest it’s unlikely that we’re going to cover the waterfront with simultaneous studies in all potentially interesting applications, just because that we want to we pride ourselves on our operational excellence and we don’t want to — we would not want to spread ourselves too thin in that regard.

But I would simply say stay tuned in the coming months I think we’ll be in a position to more clearly guide to expectations.

Elliot Wilbur —Raymond James—Analyst

I have a follow-up question for you on that repeat dose study.

Obviously the safety aspect of the study seems pretty obvious in terms of what you’re looking for, but maybe you could give us a little bit more insight in terms of the efficacy readings there — and you may hope to glean there?

It looks like patients can get a repeat dose at 12, 16, 20, 24 weeks, but are you measuring efficacy cumulatively over the second dose period? Just maybe a little bit more color on what you’re hoping to get there?

Michael Clayman —Flexion Therapeutics, Inc.—CEO

First I want to stress that this, as you know, is an open label, uncontrolled trial. So it wouldn’t pass muster in any kind of rigorous regulatory sense. Having said that, we do see it as an opportunity to collect efficacy data. We’ll be collecting WOMAC A B and C at baseline, at every four week interval through the end of the study.

And I think it’s going to help us. It has the potential to help us understand how patients respond to this drug in more of a real world setting, if you will. Because in the real world patients know, that they’re getting the drug and in this study, they know that they’re getting the drug and we’ll be able to understand the impact in a more naturalistic environment.

So we’re pretty interested in that, but I want to just be sure that we caution about too much in a way of expectation because the threshold for getting into this trial in terms of pain is not as high as it was to get into the other studies. Because that was the main intent here is safety.

So we’re going to have to see — for example, things like what was the average WOMAC on entry — to make sure that we have a baseline that’s reasonable to improve on. And I guess I would simply say again stay tuned, because we are very interested in that and we will be looking at that as part of the study output.

Elliot Wilbur —Raymond James—Analyst

Final question for you, Mike. As you think about the Company you see down the road post launch of Zilretta and bringing in additional commercial assets, you think there’s a place for an HLA product in your portfolio?

I understand the drawbacks on some of the clinical utility aspects, but it seems like that the HLA market, steroid market are relatively bifurcated. There’s always going to be a physician usage of HLA products and there’s a lot of small assets out there that are sort of trapped in subscale companies, that really don’t get much promotional support.

Seems like it might be an interesting way to, if we increase shareholder return, given your expected presence in this space.

Michael Clayman —Flexion Therapeutics, Inc.—CEO

It’s an interesting question Elliot, and I’m old enough to never to say never. Having said that, we at this time — and it is not clear to me what would change that. At this time we don’t see ourselves interested in HLA products, given the dynamics in that market and the data that have attended that class, to date.

Operator

Brennan Long with Janney.

Brennan Long —Janney—Analyst

I have this question on the proceeds. I know you’ve outlined some of the uses, but will any of those proceeds be used to pay down the existing debt?

Michael Clayman —Flexion Therapeutics, Inc.—CEO

Not our intent. We will use the proceeds without paying down that debt. It’s not a huge amount, but the point of raising that was to expand our runway, not to wipe debt off the books. So that’s how we intend to use it.

Brennan Long —Janney—Analyst

And I know you already touched upon some of these subjects but just in regards to R&D expenses, could you give any guidance on what percentage might be allocated for Zilretta versus other projects. I know that you previously announced opening up the innovation lab and will burn this year.

Michael Clayman —Flexion Therapeutics, Inc.—CEO

Yes, I’m not going to give you an exact percentage but there’s no doubt that that will go lion’s share of the R&D expense will still be going to Zilretta for additional studies. That’s my full expectation. But there will be, I’ll just say this, a non-insignificant percent of the R&D budget — and again I’m not going to specify percentages because it’s not.

We’re going to have to see how our internally developed assets mature. We’re going to have to see, whether an in-licensing candidate is viable in terms of working through all of the logistics of bringing something new into the pipeline. So it’s a bit premature, but what we will say with certainty is that a substantial dollar amount will go to Zilretta clinical development for new indications. And we will be opportunistic in the spend on the other assets —

Brennan Long —Janney—Analyst

Okay, so just stay tuned on —

Michael Clayman —Flexion Therapeutics, Inc.—CEO

— but it is just too early. It’s a good question, but I’m just not a in a position to give you chapter and verse on that.

Brennan Long —Janney—Analyst

Would we expect those studies to begin after the PDUFA date though?

Michael Clayman —Flexion Therapeutics, Inc.—CEO

That is likely.

Dan Deardorf —Flexion Therapeutics, Inc.—SVP of Commercial Operations

That is likely. We would like to have that finish line crossed before we start additional trials.

Operator

(Operator Instructions)

Chiara Russo with Cantor.

Chiara Russo —Cantor Fitzgerald & Co.—Analyst

I just want wondering if you’d give me a little more color on the commercial strategy. Obviously you told us how many sales reps you’re planning to build out. Do you have any idea towards the number of accounts you’re looking at in terms of first year and beyond in terms of extending that out? Maybe how are you targeting those practices?

And then a reminder of the reimbursement structure for in-office drug administration?

Michael Clayman —Flexion Therapeutics, Inc.—CEO

Sure. So, with respect to targeting, we’ve completed our targeting of our physician targeting exercises. And frankly have done our sales force sizing around that. As we’ve said previously there’s about in the range of 9,000 physicians who are targets for us. This market like almost every other market follows the 80/20 rule. Where 80% of the usage is, 20% of the physicians.

There’s about 9,000 targets. And any smaller number of accounts and there’s actually a fair amount of concentration and consolidation with respect to a lot of these practices. So that gives us a number that we’re confident that we can penetrate and effectively call on.

We have not been specific, nor will we probably be with respect to our intended call frequency. But our intention is of course to start at the top if you will and have an appropriate number of calls to educate and to get offices in a position to utilize the product and then treat their patients with Zilretta, if that answers your first question.

Reimbursement dynamics in our office for intra-articular injection broadly, physicians receive in an office fee in the range of 70-ish dollars let’s call it. They receive in arthrocentesis or an injection fee, which is also in the range of $70.

And then provided buy and bill products which is predominately where Zilretta will fall and where this market falls, there is some administration fee for that CMS and or a commercial payer will give the physician for that product.

For Medicare it’s an average selling price of the product as reported by the Company plus 6%. And for commercial payers it’s generally average selling price plus some percentage which by and large is some number north of 6% sometimes 10%, sometimes 15%.

Those are the reimbursement dynamics for the physician office themselves.

Operator

I’m not showing any further questions at this time.

Michael Clayman —Flexion Therapeutics, Inc.—CEO

Thank you, all. We appreciate your time and attention and your participation and you can count on us providing additional updates throughout the years as we make further progress on our goals and move the business forward. Thanks again.

Operator

Ladies and gentlemen, this does conclude the program and you may now disconnect.

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